                                                              Exhibit (a)(5)(ix)

PRESS RELEASE

CONTACT:
--------

Dan Sullivan 212-929-5940
Daniel H. Burch 212-929-5748
MacKenzie Partners, Inc.

FOR IMMEDIATE RELEASE:
----------------------

             F&H ACQUISITION CORP. INCREASES TENDER OFFER PRICE FOR
                FOX & HOUND RESTAURANT GROUP TO $16.30 PER SHARE

                       ELIMINATES MAJOR CONDITION TO OFFER

             TENDER OFFER EXTENDED UNTIL WEDNESDAY, FEBRUARY 8, 2006

         DALLAS,  TX - JANUARY  26, 2006 -- Today,  F&H  Acquisition  Corp.,  an
entity owned by Newcastle Partners,  L.P. and Steel Partners II, L.P., announced that NPSP Acquisition Corp., a wholly-owned subsidiary of F&H Acquisition Corp., will increase its cash tender offer to purchase all of the outstanding shares of
Fox & Hound Restaurant Group  (Nasdaq:FOXX)  not already owned by it from $15.75 per share to $16.30 per share.

         Mark Schwarz,  the managing member of Newcastle  Partners,  stated: "We believe  that this  offer  provides  Fox & Hound's  stockholders  with a clearly superior  alternative  to the Levine  Leichtman  transaction  recommended by the
Board of Directors."

         F&H  Acquisition  Corp.  also announced  today that it has extended its tender offer for all of the common stock of Fox & Hound not already  owned by it or its  subsidiaries  to 12:00  midnight,  New York  City  time,  on  Wednesday,
February  8,  2006.  The  tender  offer  was  previously  set to expire at 12:00 midnight,  New York City time,  on Monday,  February 6, 2006. As of the close of business on January 25, 2006,  a total of 2,050 shares had been  tendered in and not withdrawn from the offer.

         The  offer  is  not  subject  to  or  conditioned  upon  any  financing arrangements.  F&H  Acquisition  Corp.  has decided to  eliminate  its  previous closing  condition  relating to receipt of regulatory  approvals with respect to liquor license  matters.  With the exception of this eliminated  condition,  the tender offer remains subject to the same  conditions as F&H Acquisition  Corp.'s original offer,  including (i) there being validly  tendered and not withdrawn a number of shares of Fox & Hound,  which,  together with the shares then owned by
F&H Acquisition Corp. and its subsidiaries  (including NPSP Acquisition  Corp.), represents  at least a  majority  of the  total  number of shares of Fox & Hound outstanding  on a  fully-diluted  basis,  (ii)  expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and (iii) F&H Acquisition  Corp. being satisfied that Section 203 of the
Delaware  General  Corporation  Law is inapplicable to the Offer to Purchase and the potential  merger  thereafter.  F&H  Acquisition  Corp.  intends to file its application pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976
promptly.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY
OR THE  SOLICITATION OF AN OFFER TO SELL ANY SHARES.  THE  SOLICITATION  AND THE
OFFER TO BUY FOX & HOUND'S COMMON STOCK IS ONLY BEING MADE PURSUANT TO THE OFFER
TO PURCHASE AND RELATED  MATERIALS  THAT F&H  ACQUISITION  CORP.  FILED WITH THE
SECURITIES  AND EXCHANGE  COMMISSION ON JANUARY 6, 2006, AS AMENDED  JANUARY 13,

2006, AND PLANS TO AMEND PROMPTLY.  FOX & HOUND  STOCKHOLDERS  SHOULD READ THESE
MATERIALS  CAREFULLY BECAUSE THEY CONTAIN IMPORTANT  INFORMATION,  INCLUDING THE
TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS CAN OBTAIN THE OFFER TO PURCHASE
AND RELATED MATERIALS WITH RESPECT TO THE TENDER OFFER FREE AT THE SEC'S WEBSITE
AT WWW.SEC.GOV OR FROM F&H ACQUISITION CORP. BY CONTACTING  MACKENZIE  PARTNERS,
INC.  TOLL-FREE AT  1-800-322-2885  OR COLLECT AT 1-212-929-5500 OR VIA EMAIL AT
PROXY@MACKENZIEPARTNERS.COM.